Information contained herein is subject to completion or amendment. An effective registration statement relating to these securities has been filed with the Securities and Exchange Commission. Neither this prospectus supplement nor the prospectus to which it relates shall constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                         Filed Pursuant to Rle 424(b)(5)
                                         Registration No. 333-5289

                  SUBJECT TO COMPLETION, DATED OCTOBER 11, 1996

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 22, 1996

                         4,000,000 Preferred Securities

                      SOUTHWESTERN PUBLIC SERVICE CAPITAL I
                    __% Trust Preferred Securities, Series A
                 (Liquidation Amount $25 per Preferred Security)

                     Fully and Unconditionally Guaranteed by

                       Southwestern Public Service Company

                            -------------------------

          The ___% Trust Preferred Securities, Series A (the "Preferred Securities") offered hereby represent undivided preferred beneficial interests in Southwestern Public Service Capital I, a trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). The preferred interests represented by the Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities (as defined) issued by the Issuer. See "Description of Preferred Securities -- Subordination of Common Securities" in the accompanying Prospectus.

          Southwestern Public Service Company, a New Mexico corporation (the "Company"), will be the owner of the trust interests represented by the common securities (the "Common Securities") issued by the Issuer. The Issuer exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in the % Deferrable Interest Subordinated Debentures, Series A, due 2036 (the "Junior Subordinated Debentures") issued by the Company.

          Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 1996, at the rate of % per annum. The Company has the right to defer interest payments on the Junior Subordinated Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions, as well as interest thereon to the extent permitted by law, will continue to accrue, and holders of Preferred Securities will be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

          As more fully described herein, the Company will enter into several contractual arrangements (the "Surety Obligations") for the purpose of fully and unconditionally guaranteeing the payment of distributions on, payments on any redemption of, and any liquidation distribution with respect to the Preferred Securities. These Surety Obligations are comprised of: (i) the guarantee by the Company (the "Guarantee") for the benefit of holders of Preferred Securities;
(ii) the trust agreement pursuant to which the Trust was formed (the "Trust Agreement"); (iii) an expenses and liabilities agreement (the "Expense Agreement") provided for in the Trust Agreement pursuant to which the Company will agree to pay all of the Trust indebtedness, expenses or liabilities (other than obligations of the Trust to pay to holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities); and
(iv) the Junior Subordinated Debentures and the indenture (the "Indenture") pursuant to which they will be issued.

          The Guarantee is limited to a guarantee, on a subordinated basis, to the holders of Preferred Securities, of the payment of distributions, out of moneys held by the Issuer, and payments upon liquidation of the Issuer or the redemption of Preferred Securities, as set forth below. See "Certain Terms of the Guarantee." If the Company fails to make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Junior Subordinated Debentures held by the Issuer. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms ("Senior Indebtedness"). Wilmington Trust Company is the Property Trustee of the Issuer and the Guarantee Trustee of the Company.

          The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in whole or in part. See "Description of Preferred Securities -- Redemption" in the accompanying Prospectus. The Company will have the option at any time on or after , 2001, to redeem, in whole or in part, the Junior Subordinated Debentures, and will also have the right at any time, upon the occurrence of a Special Event (as defined herein), to redeem, in whole but not in part, the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Optional Redemption" in the accompanying Prospectus.

          The Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company. As of May 31, 1996, the Company had approximately $771 million principal amount of Senior Indebtedness outstanding. The terms of the Junior Subordinated Debentures do not limit the Company's ability to incur additional Senior Indebtedness. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

          In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 (the "Liquidation Amount") plus accrued and unpaid distributions thereon to the date of payment and interest thereon to the extent permitted by law, subject to certain limitations. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.

          The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "SPS PrT."

          The Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Description of Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

                              --------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR CERTAIN
       INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

===============================================================================
                                                   Underwriting     Proceeds to
                                 PRICE TO PUBLIC   Commissions(*)  Issuer(+)(++)
-------------------------------------------------------------------------------
Per Preferred Security.......        $25.00               (+)         $25.00
-------------------------------------------------------------------------------
Total........................     $100,000,000            (+)      $100,000,000
===============================================================================

(*) The Issuer and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(+) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $ per Preferred Security; or, in the case of certain institutions, $ per Preferred Security. Accordingly, the maximum aggregate amount of underwriting commission will be $___, but the actual amount of underwriting commission will be less than such amount to the extent that Preferred Securities are sold to such institutions.

(++) Before deducting expenses of the offering payable by the Company estimated to be $640,000.

                              --------------------

          The Preferred Securities are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of DTC on or about , 1996 against payment therefor in immediately available funds. The Underwriters include:

DILLON, READ & CO. INC.
    DEAN WITTER REYNOLDS INC.
         A.G. EDWARDS & SONS, INC.
                                      PAINEWEBBER INCORPORATED
                                         PRUDENTIAL SECURITIES INCORPORATED
                                                               SMITH BARNEY INC.

            The date of this Prospectus Supplement is October , 1996.

          IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   THE COMPANY

          The Company, incorporated under the laws of the State of New Mexico in 1921, is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. The electric properties comprise an interconnected system. A major portion of the Company's electric operating revenues is derived from operations in Texas. The Company has two wholly owned non-utility subsidiaries, Utility Engineering Corporation and Quixx Corporation. The principal executive offices of the Company are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel:
806-378-2121).

          At the annual meeting of the Company's shareholders held on January 31, 1996, the shareholders approved the proposed "merger of equals" of the Company and Public Service Company of Colorado ("PSCo") (the "merger"). Pursuant to the terms of the merger, upon satisfaction or waiver of the terms and conditions thereof, the Company and PSCo will become wholly owned subsidiaries of a new holding company called New Century Energies, Inc. The Company and PSCo will maintain their separate identities and continue to serve customers in their respective service areas. The Company's obligations, such as guarantees, debt and any preferred stock (including the Guarantee and the Junior Subordinated Debentures) of the Company outstanding at the time of effectiveness of the merger will remain outstanding obligations, debt and preferred stock of the Company and the terms and conditions thereof will not change. However, because of this merger, the securities of the Company are subject to review by various rating agencies and may be downgraded which could adversely affect the market value of the securities. The transaction is subject to various conditions including the receipt of approvals from various state and federal regulators. The Company has a targeted completion date for the merger in early 1997.


                                   THE ISSUER

GENERAL

          Southwestern Public Service Capital I is a statutory business trust formed under the Delaware Business Trust Act pursuant to (i) a trust agreement executed by David M. Wilks, President and Chief Operating Officer of the Company, as depositor of the Issuer, and the Property Trustee and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 5, 1996. Such Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939, as amended. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities and the Common Securities representing trust interests in the Issuer, (ii) purchasing the Junior Subordinated Debentures with the Common Securities and the proceeds from the sale of the Preferred Securities and (iii) engaging only in those activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinate and junior to the rights of the holders of the Preferred Securities. The Company will acquire Common Securities having an aggregate Liquidation Amount equal to 3% of the total capital of the Issuer. The Issuer will terminate on , 2036 unless earlier terminated as provided in the Trust Agreement. The Issuer's business and affairs will be conducted by the Property Trustee and the Administrative Trustees. The holder of the Common Securities, or if an Event of Default has occurred and is continuing, the holders of at least a majority in the aggregate Liquidation Amount of the then outstanding Common Securities and Preferred Securities, will be entitled to appoint, remove or replace the Trustees (as defined herein) of the Issuer.

          The duties and obligations of the Trustees shall be governed by the Trust Agreement. David M. Wilks, Robert D. Dickerson and James D. Steinhilper, all employees of the Company, will be appointed as Administrative

Trustees pursuant to the terms of the Trust Agreement. Under the Trust Agreement, the Administrative Trustees will have certain duties and powers including, but not limited to, the delivery of certain notices to the holders of the Preferred Securities, the appointment of the Paying Agent (as defined in the accompanying Prospectus) and the Registrar (as defined in the accompanying Prospectus) and the registering of transfers of the Preferred Securities. Under the Trust Agreement, Wilmington Trust Company, as the Property Trustee, will have certain duties and powers including, but not limited to, the holding of legal title to the Junior Subordinated Debentures on behalf of the Trust, the collection of payments in respect of the Junior Subordinated Debentures, the maintenance of the Payment Account (as defined in the Trust Agreement), the sending of default notices with respect to the Preferred Securities and the distribution of the assets of the Trust in the event of a winding up of the Trust. See "Description of Preferred Securities" in the accompanying Prospectus.

          The Company has agreed to pay all fees and expenses related to the Issuer and the offering of the Preferred Securities pursuant to the Expense Agreement.


ACCOUNTING TREATMENT

          The Trust is a special purpose entity which is effectively controlled by the Company. The financial position, operating results and cash flows of this special purpose entity will be consolidated with the Company. The Junior Subordinated Debentures issued by the Company to the Trust and all other intercompany transactions will be eliminated in consolidation. The Preferred Securities issued by the Trust will be reflected as a separate line item titled "Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust holding solely Subordinated Debt Securities of the Company" in the Company's Consolidated Statement of Capitalization. In addition, the Company will include, in a footnote to its financial statements, disclosure that the sole asset of the Trust is Junior Subordinated Debentures, stating the principal amount, interest rate and maturity date of such Junior Subordinated Debentures and include, in an audited footnote to the financial statements, disclosure that
(a) the Trust is wholly owned, (b) the sole asset of the Trust is Junior Subordinated Debentures, stating the principal amount, the interest rate and maturity date of such Junior Subordinated Debentures and (c) considered together, the Surety Obligations constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.

                             SUMMARY CAPITALIZATION

          The following information is qualified by the detailed information and financial statements incorporated in this Prospectus by reference.


                                                              Unaudited as of May 31, 1996
                                                                (Dollars in Thousands)
                                                        Actual                             As Adjusted
                                           Outstanding         Percentage         Outstanding      Percentage


Long-Term Debt (1)                         $   640,380            47.3%          $ 640,380           44.1%


Company - Obligated Mandatorily
  Redeemable Preferred Securities
  of Subsidiary Trust holding
  solely Subordinated Debt
  Securities of the Company                           -               -             100,000            6.9

Common Shareholders' Equity                     712,978            52.7             712,978           49.0
                                            -----------       ---------           ---------          -----

             Total                          $ 1,353,358           100.0%          $1,453,358         100.0%
                                            ===========       =========           ==========         =====

Short-Term Debt                             $    86,078                           $        -


(1) Includes current maturities of long term debt.


                                 EARNINGS RATIOS


          The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:


                               Twelve Months Ended
                                   August 31,

                        1996   1995   1994   1993   1992   1991
                        ----   ----   ----   ----   ----   ----
Ratio of Earnings
  to Fixed Charges:     4.21   5.10   4.76   4.82   4.53   4.67

                               RECENT DEVELOPMENTS


          Certain of the information in this Prospectus Supplement is based on current expectations. These statements are forward looking and involve a number of risks and uncertainties. The Company's actual results may differ materially.

RECENT FINANCIAL RESULTS

          The Company reported for the fiscal year ended August 31, 1996 earnings of $2.52 per share, down 28 cents, or 9.9%, from record earnings of $2.80 in fiscal 1995. Earnings in the 1995 comparison period had been enhanced by one-time adjustments, described below, totalling 24 cents per share. The sale by the Company's subsidiary Quixx Corporation of water rights located in the Texas Panhandle affected fiscal 1996 earnings positively. The after-tax gain on the sale was $7.7 million, or 19 cents per share.

          The fiscal year 1996 comparative decline in earnings is attributed to non-recurring expenses and to increased operating expenses. Merger-related and business integration expenses during the period totaled approximately $5.7 million and $2.2 million, respectively, decreasing earnings per share by 17 cents.

          Operating expense increase as due primarily to greater production maintenance expenses and to costs associated with the acquisition in September 1995 of electric properties in the Texas Panhandle from Texas-New Mexico Power Company.

          In fiscal 1996, the Company recorded increased operating revenues of $899.4 million, up $65.3 million, or 7.8%, from last year. Kilowatt-hour ("kwh") sales, excluding non-firm, increased 4.9%. Fiscal 1996 operating revenues increased due to greater kwh sales and to higher fuel revenues, the latter a result of increased fuel costs caused primarily by higher prices for natural gas. Fuel-related revenues are a pass-through of expenses and do not affect earnings.

         Operating income of $150.7 million was down $3.5 million because operating expenses substantially offset the effects of increased retail sales and wholesale sales to rural electric cooperatives.

         The increase in kwh sales, excluding non-firm sales, was primarily attributable to hotter-than-normal late spring and early summer weather that resulted in increased sales to all retail customers and to rural electric cooperatives. Additionally, the West Texas area of Cap Rock Electric Cooperative, of Midland, Texas, was a full- requirements customer of the Company during only seven months of fiscal 1995, but throughout fiscal 1996.

         Consolidated construction expenditures of $112.0 million in fiscal 1996 were up $17.3 million, or 18.3%, from the previous year.

         The Company expects that, assuming normal weather conditions, fiscal 1997 operating income will remain relatively flat, but that net earnings for fiscal 1997 will be negatively impacted by increased merger-related and business integration expenses.

          The one-time adjustments to income in the 1995 fiscal year were results of the previously reported FERC rate case settlement with New Mexico wholesale customers and of an adjustment to delivered-but-not-billed kwh. Those adjustments had added eleven cents and thirteen cents, respectively, to per share earnings in fiscal 1995.

                                              Fiscal Year Ended August 31,
                                         (in thousands, except per share data)
                                                1996               1995
                                             ----------         ----------

EARNINGS SUMMARY:
     Operating Revenues                        $899,397          $834,083
     Operating Income                           150,666           154,211
     Net Earnings                               105,773           119,477
     Earnings Applicable to
       Common Stock                             103,279           114,599

STATISTICAL SUMMARY:

    Earnings per Common Share (1)                 $2.52             $2.80
    Dividends per Common Share                     2.20              2.20
    Weighted Average Shares
      Outstanding                                40,918            40,918
    Total Kilowatt-hour Sales                20,888,439        20,335,576
    Electric Customers                          379,123           367,524
    Construction Expenditures                  $111,986           $94,662


(1)  Based on weighted average shares outstanding

TAX PROPOSALS

          On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term of in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instrument with a weighted average maturity of more than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures.

          If the tax law changed, as a result of the Proposed Legislation or otherwise, so that in the Company's judgment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could, subject to receiving an Opinion of Counsel to the effect that a relevant tax law change (as described in the accompanying Prospectus) had occurred, redeem the Junior Subordinated Debentures in whole, thereby causing a mandatory redemption of the Preferred Securities in whole at a price of $25 per Preferred Security, plus accrued but unpaid distributions. The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option, subject to receiving an Opinion of Counsel, of distributing Junior Subordinated Debentures or the option of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Certain Terms of the Preferred Securities -- Special Event Redemption or Distribution."

                                 USE OF PROCEEDS

          The Issuer will use the proceeds from this offering of $100,000,000, together with the Common Securities, to purchase the Junior Subordinated Debentures. The Company will use the cash proceeds from the sale of the Junior Subordinated Debentures, net of the Underwriters' discounts and commissions and the other expenses of this offering, for the repayment of short-term debt and for general corporate purposes. As of May 31, 1996, approximately $87 million of such short-term indebtedness was outstanding and it had a weighted average interest rate of approximately 5.36% per annum and maturities within 35 days of its date of issuance.


                    CERTAIN TERMS OF THE PREFERRED SECURITIES

GENERAL

          The following summary description of certain terms and provisions of the Preferred Securities sets forth certain portions of the description of the terms and provisions of the Preferred Securities included in the accompanying Prospectus under the heading "Description of Preferred Securities," to which description reference is hereby made. This summary of certain terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. See "Description of Preferred Securities" in the accompanying Prospectus.

DISTRIBUTIONS

          The Preferred Securities represent undivided preferred beneficial interests in the assets of the Issuer, and the distributions on each Preferred Security are payable at the rate set forth on the cover page of this Prospectus Supplement, payable, except in the event of an extension, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 1996. Distributions in arrears after the payment date therefor will accumulate additional distributions thereon (to the extent permitted by law) compounded quarterly at the rate per annum set forth on the cover page of this Prospectus Supplement. The term "distributions" as used herein shall include any such additional distributions to the extent permitted by law. Distributions will accrue from the date of original issuance of the Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period. The distribution payable for the first payment period will be computed on the basis of number of days in a 360-day year.

          So long as an Event of Default under the Indenture has not occurred and is continuing, the Company has the right at any time and from time to time to extend the interest payment period on the Junior Subordinated Debentures for not more than 20 consecutive quarters, provided that any such Extension Period shall not extend beyond the maturity date or redemption date of the Junior Subordinated Debentures. During any Extension Period quarterly distributions on the Preferred Securities would be deferred by the Issuer, would continue to accrue, and holders of Preferred Securities would be required to accrue interest income for United States federal income tax purposes. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount." In the event that the Company exercises this right, during such period it may not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant effectively requires that an interest payment on the Junior Subordinated Debentures may be extended only if the interest periods on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any such extended interest payment period, the Company may further extend the 1996 interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the above requirements. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

          The Company has no current intention of exercising its right to defer payments of distributions on the Preferred Securities by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

          Upon the payment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Common Securities and the Preferred Securities, upon not less than 30 nor more than 90 days' notice, at a redemption price equal to the aggregate Liquidation Amount plus accumulated and unpaid distributions, plus additional distributions thereon to the extent permitted by law, to the redemption date (the "Redemption Price"). See "Certain Terms of Junior Subordinated Debentures -- Redemption."

          The Company has the right to redeem the Junior Subordinated Debentures
(a) on or after , 2001, in whole or in part, or (b) at any time, in whole but not in part, upon the occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "-- Special Event Redemption or Distribution," below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

          If a Special Event shall occur and be continuing with respect to the Issuer or the Preferred Securities, the Company has the right to (i) redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) terminate the Issuer and cause the Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities in liquidation of the Issuer. If at any time the Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, the Company has the right to terminate the Issuer and cause the Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities in liquidation of the Issuer. Under current United States federal income tax law and interpretations, if the Issuer is treated as a grantor trust at the time of the distribution, such a distribution should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the termination could be a taxable event to holders of the Preferred Securities. See "United States Taxation -- Receipt of Junior Subordinated Debentures Upon Liquidation of the Issuer." If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding.

          "Tax Event" means the receipt by the Issuer or the Company, as the case may be, of an Opinion of Counsel (which may be counsel to the Issuer, the Company or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred after , 1996. For purposes of the preceding sentence a relevant tax law change is any amendment or change to (or officially proposed amendment or change to) the laws (including regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opinion interpreting such laws (or regulations) or any written interpretation of such laws (or regulations) by any governmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions purporting to apply such laws and regulations to other persons who have issued securities similar to the Junior Subordinated Debentures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to the Issuer or the Company, result in (i) the Issuer, either currently or within 90 days of the date thereof, becoming subject to United States federal income tax with respect to interest received on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures attributable to the Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States federal income tax purposes or (iii) the Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective after , 1996.

          "Like Amount" means (i) with respect to a redemption of the Preferred Securities and the Common Securities (together, the "Trust Securities"), Trust Securities having an aggregate Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Trust Securities and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a termination or liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of a holder of Common Securities, the occurrence of a Special Event or in the event that the Issuer is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities in exchange for which such Junior Subordinated Debentures are distributed.

RIGHTS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

          The Guarantee will be a full guarantee with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to any payments of distributions or other amounts due to the extent the Issuer does not have sufficient available funds to pay such distributions or other amounts due (which would occur in the event that the Company has failed to make a payment of principal or interest on the Junior Subordinated Debentures). There are no preconditions to a holder of Preferred Securities instituting a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. To the extent the Company was to default on its obligation to pay amounts payable on the Junior Subordinated Debentures, the Issuer would lack sufficient available funds for the payment of distributions on or amounts payable on redemption of the Trust Securities and, in such event, holders of the Preferred Securities would not be able to rely on the Guarantee for payment of such amounts. Instead, the remedy of a holder of Preferred Securities would be to enforce the rights of the Issuer under the Junior Subordinated Debentures held by such Issuer. The above mechanisms and obligations relating to the Guarantee and the Junior Subordinated Debentures and the obligations of the Company under the other Surety Obligations, taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Certain Terms of the Guarantee" and "Certain Terms of the Junior Subordinated Debentures."


                         CERTAIN TERMS OF THE GUARANTEE

GENERAL

          The following summary description of the Guarantee sets forth certain portions of the description of the terms and provisions of the Guarantee included in the accompanying Prospectus under the heading, "Description of Guarantee," to which description reference is hereby made. This summary of certain terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Guarantee. The form of Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

          The Company will fully guarantee, on a subordinated basis, the obligations of the Issuer with respect to the Preferred Securities; provided that the Guarantee will not apply to any payment of distributions if and to the extent that the Issuer does not have funds sufficient to make such payments. If the Company does not make interest payments on the Junior Subordinated Debentures held by the Issuer, it is expected that the Issuer will not pay distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms). See "Description of the Guarantee -- Status of the Guarantee" in the accompanying Prospectus.

EVENTS OF DEFAULT

          An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder.

          If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. The Guarantee is a guarantee of payment, not of collection.

TERMINATION OF THE GUARANTEE

          The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Junior Subordinated Debentures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer.

               CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

          The following summary description of the Junior Subordinated Debentures sets forth certain portions of the description of the terms and provisions of the Junior Subordinated Debentures included in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures," to which description reference is hereby made. This summary of certain terms and provisions of the Junior Subordinated Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the Supplemental Indenture. The forms of Indenture and Supplemental Indenture have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

          Concurrently with the issuance of the Preferred Securities, the Issuer will invest the proceeds thereof, together with the Common Securities, in the Junior Subordinated Debentures issued by the Company to the Issuer. The Junior Subordinated Debentures will bear interest at the annual rate of %, payable quarterly in arrears, except in the event of an extension, on March 1, June 1, September 1, and December 1 of each year, commencing December 1, 1996. Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of %, compounded quarterly. The term "Interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments in arrears and Additional Interest (as defined below), as applicable.

          The Junior Subordinated Debentures will be issued under the Indenture and the Supplemental Indenture. The Junior Subordinated Debentures will mature on , 2036. The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

          The Company has the right at any time and from time to time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for the Junior Subordinated Debentures for up to 20 consecutive quarters; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of the Junior Subordinated Debentures. At the end of the Extension Period, the Company is obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by law). The Company may not defer the interest payment period with respect to Additional Interest Attributable to Taxes and shall make payment thereof on the relevant Interest Payment Date. During any Extension Period, the Company may not declare or pay any dividends or distributions (other than dividends or distributions payable in capital stock of the Company or other securities, including other indebtedness, such as notes or debentures, ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payment (other than pro rata payments under the Guarantee and other than payments upon redemptions of capital stock pursuant to any mandatory or optional sinking fund provisions) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment on the Junior Subordinated Debentures may be extended only if the interest payments on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period subject to the above requirements. Except for Additional Interest Attributable to Taxes, no interest shall be due and payable during an Extension Period.

          So long as the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company is required to give the Property Trustee, the Administrative Trustee and the Debenture Trustee (as defined in the accompanying Prospectus) notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date that the distribution on the Preferred Securities is payable or (ii) the date the Property Trustee or the Company is required to give notice to any national securities exchange on which any of the Preferred Securities are listed or to other applicable self-regulatory organization or to holders of the Preferred Securities on the record date, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities and the Administrative Trustees.

REDEMPTION

          The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) at any time on or after the date set forth on the cover page of this Prospectus Supplement, in whole or in part, and (ii) if a Special Event occurs and is continuing, in whole, but not in part, in each case at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the redemption date. The Junior Subordinated Debentures will be subject to optional redemption in whole, but not in part, upon the termination and liquidation of the Issuer pursuant to an order for the dissolution, termination or liquidation of the Issuer entered by a court of competent jurisdiction. For so long as the Trust is the holder of all Junior Subordinated Debentures outstanding, the proceeds of any redemption described in this section shall be used by the Issuer to redeem the Preferred Securities and the Common Securities in accordance with their terms.

          The Company shall not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all Junior Subordinated Debentures outstanding for all quarterly interest periods on or prior to the Redemption Date.


                             UNITED STATES TAXATION

GENERAL

          The following is a summary of certain United States federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities that acquire the Preferred Securities on original issuance and represents the opinion of Cahill Gordon & Reindel, counsel to the Company, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to investors to vary substantially from the consequences described below. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Securities as a hedge against or which are hedged against currency risks or as a part of a straddle, or persons whose functional currency is not the United States dollar.

          POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

          While the Company believes, based upon the advice of its counsel, that the Junior Subordinated Debentures will be treated as indebtedness for United States federal income tax purposes, holders of Preferred Securities should note that the Internal Revenue Service (the "IRS") may attempt to treat the Junior Subordinated Debentures as equity rather than indebtedness for tax purposes. If the IRS were successful in such attempt, the Junior Subordinated Debentures would be subject to redemption at the option of the Company as described under "Description of Preferred Securities -- Redemption."

INCOME FROM PREFERRED SECURITIES

          In connection with the issuance of the Preferred Securities, Cahill Gordon & Reindel will render its opinion generally to the effect that under then current law, and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), the Issuer will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

          As a consequence, each holder of Preferred Securities will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Issuer. As a further consequence, each holder of Preferred Securities will be required to include in gross income his or her pro rata share of the income accrued on the Junior Subordinated Debentures held by the Issuer. Such income should not exceed distributions received by the holders of Preferred Securities on the Preferred Securities except in the case of an extension of the interest payment period as described under "Description of Preferred Securities -- Distributions." No portion of such income received by corporate holders will be eligible for the dividends-received deduction.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

          Whether the Junior Subordinated Debentures are issued with original issue discount ("OID") depends upon whether the Company's option to defer payments of interest is taken into account for this purpose. Under new income tax regulations issued on June 14, 1996, which apply to all debt instruments that are issued on or after August 13, 1996, "remote" contingencies are ignored in determining whether a debt instrument is issued with OID.

          The Company believes that the likelihood of its exercising its option to defer payments of interest is "remote" because exercising that option would prevent the Company from declaring dividends on its Common Stock, and the Company has paid regular quarterly dividends on its Common Stock for several years. Thus, subject to the discussion set forth in the following paragraph, the Company intends to take the position that the Junior Subordinated Debentures will not include OID under the new regulations, and holders of the Preferred Securities should report interest income under the Junior Subordinated Debentures using their usual method of accounting (e.g., cash or accrual) instead of under the accrual rules for OID instruments.

          Under the new regulations, however, if the Company exercises its right to defer payments of interest, the Junior Subordinated Debentures will become OID instruments, and a holder of Preferred Securities will be required to accrue interest on a daily basis during the extended interest period, even if such holder generally uses the cash method of accounting. A holder who disposes of the Preferred Securities during an extended interest period may suffer a loss because the market value of the Preferred Securities likely will fall if the Company exercises its option to defer payments of interest on the Junior Subordinated Debentures. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distributions that will be paid at the end of the extended interest period, and a holder who sells the Preferred Securities during the extended interest period will not receive from the Company any cash related to the interest income the holder accrued and included in its taxable income under the OID rules (because that cash will be paid to the holder of record at the end of the extended interest period).

          If the Junior Subordinated Debentures become OID instruments (i.e., if the Company ever exercises its right to defer payments of interest), the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the extended interest period, all holders will be required to continue accruing interest on the Junior Subordinated Debentures on a daily basis, regardless of their method of accounting. Under the OID rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

          The new regulations have not yet been addressed in any ruling or other interpretation by the IRS, and it is possible that the IRS could take a position contrary to Cahill Gordon & Reindel's interpretation.


DISPOSITION OF PREFERRED SECURITIES

          Gain or loss will be recognized on a sale, including a redemption for cash, of Preferred Securities in an amount equal to the difference between the amount realized (not including any amount attributable to accrued interest that has not yet been paid, which will be taxed as interest in the manner described above) and the tax basis of a holder of the Preferred Securities in his or her Preferred Securities. Gain or loss recognized by a holder of Preferred Securities on the sale or exchange of Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss.

UNITED STATES ALIEN HOLDERS

          For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or
(ii) a foreign corporation, foreign partnership, foreign estate or foreign trust, in any such case not subject to United States federal income tax on a net income basis in respect of the Preferred Securities.

          Under present United States federal income tax law, subject to the discussion below with respect to backup withholding:

               (i) Payments by the Issuer or any of its Paying Agents to any United States Alien Holder will not be subject to United States withholding tax provided that (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (b) the beneficial owner of the Preferred Securities is not a "controlled foreign corporation" for United States tax purposes that is related to the Company through stock ownership, and (c) either (1) the beneficial owner of the Preferred Securities certifies to the Issuer or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (2) the holder of the Preferred Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such statement has been received from the beneficial owner by such financial institution or by a financial institution intermediary between it and the beneficial owner, and such financial institution furnishes the Issuer with a copy thereof; and

               (ii) a United States Alien Holder of the Preferred Securities will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of the Preferred Securities unless (a) such person is present in the United States for 183 days or more in the taxable year of sale and (b) such person has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

          In general, information reporting requirements will apply to payments to noncorporate United States Holders of interest on, and proceeds of the sale of, the Preferred Securities within the United States, and "backup withholding" at a rate of 31% will apply to such payments unless the holder complies with certain certification requirements.

          Payments of the proceeds from the sale by a United States Alien Holder of Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a "controlled foreign corporation" for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

          The IRS has issued proposed regulations which, if enacted in their current form, would require backup withholding on payments with respect to the Junior Subordinated Debentures that are made outside the United States if the payor has actual knowledge that the recipient is a United States Holder. The proposed regulations are proposed to be effective for payments made after December 31, 1997, and current law would remain in effect until then. United States Holders should consult with their tax advisors as to compliance with the new rules so as to avoid possible backup withholding on payments after 1997.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES UPON LIQUIDATION OF THE ISSUER

          Under certain circumstances as described in "Description of Preferred Securities -- Special Event Redemption or Distribution," the Company may cause the Issuer to be terminated and the Junior Subordinated Debentures to be distributed to the holders of Preferred Securities in liquidation of such holders' interests in the Issuer. Under current United States federal income tax law and interpretations, if the Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be treated as a taxable event to holders of the Preferred Securities. Such a tax-free transaction would result in a holder of Preferred Securities retaining an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in the holder's pro rata share of the Junior Subordinated Debentures prior to the distribution. A holder's holding period for such Junior Subordinated Debentures would include the period for which the Preferred Securities were held by such holder.

          If the Trust were not treated as a grantor trust at the time of the distribution, the distribution could be a taxable event to holders of the Preferred Securities, in which case the principles discussed above under "-- Disposition of the Preferred Securities" would apply, and the holders would have a new tax basis and holding period in the Junior Subordinated Debentures.

                                  UNDERWRITING

          The names of the underwriters (the "Underwriters") of the Preferred Securities offered hereby and the aggregate number of shares each has severally agreed to purchase from the Trust, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:
                                                                Number of
                                                                Preferred
Underwriters                                                    Securities
------------                                                    ----------

    Dillon, Read & Co. Inc..................................
    Dean Witter Reynolds Inc................................
    A.G. Edwards & Sons, Inc................................
    PaineWebber Incorporated................................
    Prudential Securities Incorporated......................
    Smith Barney Inc........................................

         Total .............................................      4,000,000
                                                                  =========

          The Managing Underwriters are Dillon, Read & Co. Inc., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc.

          If any Preferred Securities offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such securities and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the securities offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

          The Preferred Securities offered hereby are being initially offered by the several Underwriters for sale at the price set forth on the cover page hereof, or at such price less a concession not to exceed $ per Preferred Security on sales to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $ per Preferred Security on sales to certain other dealers. The offering of the Preferred Securities is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the Preferred Securities. After the Preferred Securities are released for sale to the public, the public offering price, the concession, and the reallowance may be changed by the Managing Underwriters.

          In view of the fact that the proceeds from the sale of the Preferred Securities (together with the delivery by the Issuer to the Company of the Common Securities) will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' compensation for the Underwriters arranging the investment therein of such proceeds, an amount of $ per Preferred Security or ($ per Preferred Security sold to certain institutions) for the accounts of the several Underwriters.

          The Company and the Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Preferred Securities ceases, as determined by the Underwriters, or (ii) 30 days after the issuance of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any Preferred Securities, any other interests of the Issuer or any other issuer of a series of Preferred Securities or the Company which are substantially similar to the Preferred Securities (including any Guarantee of such securities) or any securities convertible into or exchangeable for Preferred Securities, preferred stock or such substantially similar securities of the Issuer or the Company, without the prior written consent of the representatives of the Underwriters.

          Prior to this offering, there has been no market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "SPS PrT." In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. If approved for listing, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a fourteen-day period after the initial delivery of the Preferred Securities. The representatives have advised the Company that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue any such market-making at any time without notice.

          The Company and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

          Certain of the Underwriters engage in transactions with, and from time to time have performed services for, the Company in the ordinary course of business.

PROSPECTUS

                                  $100,000,000



                      SOUTHWESTERN PUBLIC SERVICE CAPITAL I
                           TRUST PREFERRED SECURITIES
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                       SOUTHWESTERN PUBLIC SERVICE COMPANY

                              --------------------

          Southwestern Public Service Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Issuer"), may offer, from time to time, its preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Issuer. Southwestern Public Service Company, a New Mexico corporation (the "Company"), will be the sole owner of the beneficial interests represented by common securities (the "Common Securities") of the Issuer. The payment of periodic cash distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to such Preferred Securities are each guaranteed by the Company pursuant to several contractual arrangements of the Company comprised of the Guarantee, the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Expense Agreement (collectively, the "Surety Obligations"), as more fully described herein. The Company's obligations under its guarantee (the "Guarantee") for the benefit of holders of Preferred Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Company. Concurrently with the issuance by the Issuer of its Preferred Securities, such Issuer will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company's junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures") having terms corresponding to the Issuer's Preferred Securities. The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the Senior Indebtedness of the Company. The Junior Subordinated Debentures held by the Issuer will be its sole asset and payments of principal and interest under such Junior Subordinated Debentures will be its only revenue. Upon the occurrence of certain events, the Company may redeem the Junior Subordinated Debentures or may terminate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the corresponding Preferred Securities in liquidation of their interest in such Issuer.

          The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, that the aggregate initial public offering price of all Preferred Securities shall not exceed $100,000,000. Specific terms of the Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement with respect to such series, including, without limitation and where applicable, the specific title, aggregate amount, dividend rate or rates (or method of determining such rate or rates), the initial public offering price and any other rights, preferences, privileges, limitations and restrictions.

          The Prospectus Supplement relating to the Preferred Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Preferred Securities.

          The Preferred Securities may be sold to or through underwriters or dealers as designated from time to time. The names of such dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement with respect to such Preferred Securities. See "Plan of Distribution."

                              --------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT ON THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 22, 1996.

                              AVAILABLE INFORMATION

          Southwestern Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. (The Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.) Certain securities of the Company are listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchanges.

          The Company and the Issuer have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

          No separate financial statements of the Issuer are included herein. The Company considers that such financial statements would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Issuer will be owned by the Company, a reporting company under the Exchange Act; (ii) the Issuer has no independent operations, but exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof (plus the Common Securities) in the Junior Subordinated Debentures; and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission (File No. 1-3789) pursuant to the Exchange Act are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended August 31, 1995 (the "1995 Form 10-K").

          2. The Company's Quarterly Report on Form 10-Q for the quarters ended November 30, 1995 (the "November Quarterly Report"), February 29, 1996 (the "February Quarterly Report") and May 31, 1996 (the "May Quarterly Report").

          3. The Company's Current Reports on Form 8-K filed February 2, 1996, February 26, 1996 and July 1, 1996.

          4. Joint Proxy Statement/Prospectus for the Annual Meeting held January 31, 1996 included in the Registration Statement on Form S-4 of New Century Energies, Inc. (Registration No. 33-64951).

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Secretary, Southwestern Public Service Company, Tyler at Sixth, Amarillo, Texas 79101.


                                   THE COMPANY

          The Company, incorporated under the laws of the State of New Mexico in 1921, is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. The electric properties comprise an interconnected system. A major portion of the Company's electric operating revenues is derived from operations in Texas. The Company has two wholly owned non-utility subsidiaries, Utility Engineering Corporation and Quixx Corporation. The principal executive offices of the Company are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel:
806-378-2121).

          At the annual meeting of the Company's shareholders held on January 31, 1996, the shareholders approved the proposed "merger of equals" of the Company and Public Service Company of Colorado ("PSCo") (the "merger"). Pursuant to the terms of the merger upon satisfaction or waiver of the terms and conditions thereof, the Company and PSCo will become wholly owned subsidiaries of a new holding company called New Century Energies, Inc. The Company and PSCo will maintain their separate identities and continue to serve customers in their respective service areas. The Company's obligations, such as guarantees, debt and any preferred stock (including the Guarantee and the Junior Subordinated Debentures) of the Company outstanding at the time of effectiveness of the merger will remain outstanding obligations, debt and preferred stock of the Company and the terms and conditions thereof will not change. However, because of this merger, the securities of the Company are subject to review by various rating agencies and may be downgraded which could adversely affect the market value of the securities. The transaction is subject to various conditions including the receipt of approvals from various state and federal regulators. The Company has a targeted completion date for the merger in early 1997.


                                   THE ISSUER

          Southwestern Public Service Capital I is a statutory business trust formed under Delaware Business Trust Act pursuant to (i) a trust agreement executed by David M. Wilks, President and Chief Operating Officer of the Company (together with his successors, the "Depositor"), as the depositor of the Issuer, and the Issuer Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 5, 1996. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuer exists for the exclusive purpose of (i) issuing its Preferred Securities and Common Securities,
(ii) purchasing the Junior Subordinated Debentures with the Common Securities and the proceeds from the sale of the Preferred Securities and (iii) engaging only in those activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agreement, the rights of the holders of the corresponding Common Securities to payment in respect of distributions and payments upon liquidation, redemption or other acquisition of Common Securities will be subordinated to the rights of the holders of Preferred Securities. The Company will acquire Common Securities of the Issuer in an aggregate Liquidation Amount equal to 3% of the total capital of the Issuer and, at that time, also become the Depositor. The Issuer will have a term of more than 20 and not less than 50 years, as specified in the applicable Prospectus Supplement, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs is conducted by its trustees, each appointed by the Company as holder of the Common
Securities: Wilmington Trust Company (the "Property Trustee") and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The Depositor of the Issuer or the holders of a majority in Liquidation Amount of the Preferred Securities and Common Securities, if an event of default under the Trust Agreement has occurred and is continuing, will be entitled to appoint, remove or replace the Issuer Trustees. Unless an event of default under the Trust Agreement shall have occurred and is continuing, the holders of the Preferred Securities and Common Securities shall not have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Depositor of the Issuer. The duties and obligations of each of the Issuer Trustees are governed by the Trust Agreement. The Company has agreed to pay all fees and expenses related to the Issuer and the offering of the Preferred Securities and has agreed to pay, directly or indirectly, all ongoing costs, expenses and liabilities, limited to the extent provided herein, of the Issuer.

          The principal executive office of the Issuer is Tyler at Sixth, Amarillo, Texas 79101, Attention: Secretary (Tel: (806) 378-2121).


                                  RISK FACTORS

          PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

          SUBORDINATION OF GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES. The Company's obligations under the Guarantee and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness other than indebtedness that may be made pari passu with or subordinate to the Guarantee and the Junior Subordinated Debentures expressly by their terms. As of May 31, 1996, the Company had approximately $771 million principal amount of indebtedness for borrowed money and other obligations constituting Senior Indebtedness outstanding. There are no terms of the Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional Senior Indebtedness. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

          The ability of the Issuer to pay amounts due on its Preferred Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures held by such Issuer as and when required.

          OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES. The Company has the right under the Indenture (as defined herein) to extend, from time to time, the interest payment period on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters. Upon the termination of any such extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the requirements described herein and in the accompanying Prospectus Supplement. During any such extended interest payment period, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with additional distributions thereon to the extent permitted by law) by the Issuer. In the event that the Company exercises this right, during such period it may not declare or pay dividends or distributions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. Prior to the termination of any such extended interest payment period, the Company may further extend the interest payment period, provided that such extended interest payment period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such extended interest payment period may not extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the foregoing requirements. If the Company should determine to exercise its extension right in the future, the market price of the Preferred Securities is likely to be affected. The Issuer and the Company believe that such an extension of an interest payment period on the Junior Subordinated Debentures is unlikely to occur. See "Certain Terms of the Preferred Securities -- Distributions" and "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" set forth in the accompanying Prospectus Supplement.

          Should an interest payment period be extended, Preferred Securities holders will continue to recognize interest income for United States federal income tax purposes. As a result, such holders will be required to include accruing interest in gross income for United States federal income tax purposes in advance of the actual receipt of such interest. Furthermore, such holders will not receive the related actual interest payments from the Issuer if they dispose of their Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" set forth in the accompanying Prospectus Supplement.

          RIGHTS UNDER THE GUARANTEE. The Guarantee has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities and will also be the trustee for the Junior Subordinated Debentures and the Property Trustee (as defined herein).

          The Guarantee is limited to a guarantee, on a subordinated basis, to the holders of the Preferred Securities, of the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent that the Issuer has funds sufficient to make payment therefor, (ii) the Redemption Price (as defined herein) with respect to Preferred Securities called for redemption by the Issuer, if and only to the extent that the Issuer has funds sufficient to make payment therefor and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. There are no preconditions to any holder of Preferred Securities instituting a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee. There is no requirement that a holder of Preferred Securities first institute a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligations under the Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. In such event, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have the right to enforce directly the rights of the Issuer under the Junior Subordinated Debentures. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

          SPECIAL EVENT REDEMPTION. Upon the occurrence of a Special Event (as defined herein), the Company has the right to redeem the Junior Subordinated Debentures, in whole but not in part, in which event the Issuer will redeem the Preferred Securities. See "Certain Terms of the Preferred Securities -- Redemption" and "-- Special Event Redemption or Distribution" set forth in the accompanying Prospectus Supplement.

          RECENT TAX LAW PROPOSALS. If the tax law changed, as a result of the Proposed Legislation as described under "Recent Developments" below or otherwise, so that in the Company's judgment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could redeem the Junior Subordinated Debentures, thereby causing a mandatory redemption of the Preferred Securities. The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option of distributing Junior Subordinated Debentures or of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Certain Terms of the Preferred Securities -- Special Event Redemption or Distribution" set forth in the accompanying Prospectus Supplement. If the Preferred Securities are redeemed, holders would receive $25 per Preferred Security plus accrued and unpaid distributions to the redemption date. Gain or loss will be recognized on a redemption for cash of Preferred Securities in an amount equal to the difference between the amount realized and the tax basis of a holder of the Preferred Securities in his or her Preferred Securities. Gain or loss recognized by a holder of Preferred Securities on the redemption of Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss. In addition, the holder would have the ability to reinvest the proceeds received in an alternate investment; however, there can be no assurance that the rate of return on any alternative investment would be as favorable to a holder as an investment in the Preferred Securities. If the Company chose to distribute the Junior Subordinated Debentures to the holders of the Preferred Securities, under current United States federal income tax law and interpretations, if the Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be treated as a taxable event to holders of the Preferred Securities. Such a tax-free transaction would result in a holder of Preferred Securities retaining an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in the holder's pro rata share of the Junior Subordinated Debentures prior to the distribution. A holder's holding period for such Junior Subordinated Debentures would include the period for which the Preferred Securities were held by such holder. If the Trust were not treated as a grantor trust at the time of the distribution, the distribution could be a taxable event to holders of the Preferred Securities, in which case the principles discussed above with respect to a redemption of Preferred Securities would apply, and the holders would have a new tax basis and holding period in the Junior Subordinated Debentures.

          LIMITED VOTING RIGHTS. Holders of Preferred Securities will have limited voting rights, and, except upon the occurrence of an Event of Default (as defined herein) under the Trust Agreement, will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees or to increase or decrease the number of the Administrative Trustees. Such voting rights are vested exclusively in the Depositor, unless and until an Event of Default has occurred and is continuing. See "Description of Preferred Securities -- Events of Default; Notice."

          TRADING CHARACTERISTICS OF PREFERRED SECURITIES. The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "SPS PrT." If approved for listing, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in Junior Subordinated Debentures owned through the Preferred Securities that is not included in the trading price of the Preferred Securities. However, interest on the Junior Subordinated Debentures will be included in the gross income of U.S. Holders (as defined herein) of Preferred Securities as it accrues, rather than when it is paid. See "United States Taxation -- Income from Preferred Securities" and "-- Disposition of Preferred Securities" set forth in the accompanying Prospectus Supplement.

          Because the Preferred Securities pay a dividend at a fixed rate based upon the fixed interest rate payable on the Junior Subordinated Debentures, the trading price of the Preferred Securities may decline if interest rates rise.


                               RECENT DEVELOPMENTS

          On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term of in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instrument with a weighted average maturity of more than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures.

          If the tax law changed, as a result of the Proposed Legislation or otherwise, so that in the Company's judgment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could, subject to receiving an Opinion of Counsel to the effect that a relevant tax law change (as described in the accompanying Prospectus) had occurred, redeem the Junior Subordinated Debentures in whole, thereby causing a mandatory redemption of the Preferred Securities in whole at a price of $25 per Preferred Security, plus accrued but unpaid distributions. The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option, subject to receiving an Opinion of Counsel, of distributing Junior Subordinated Debentures or the option of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Description of Preferred Securities -- Special Event Redemption or Distribution."


                                 USE OF PROCEEDS

          The Issuer will use the proceeds from the Offering of its Preferred Securities, together with its Common Securities, to purchase Junior Subordinated Debentures. The proceeds received by the Company from the sale of the Junior Subordinated Debentures will be used as described in the Prospectus Supplement by which such securities are offered.

                                 EARNINGS RATIOS

          The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                             Twelve Months Ended
                         May 31,                  August 31,
                          1996     1995    1994    1993   1992    1991
                         ------    ----    ----    ----   ----    ----
Ratio of Earnings
to Fixed Charges:         4.59     5.10    4.76    4.82   4.53    4.67



          The Company's Ratios for future periods will be included in the Company's Reports on Form 10-K and 10-Q. Such Reports are incorporated by reference into this Prospectus at the time they are filed.


                       DESCRIPTION OF PREFERRED SECURITIES

GENERAL

          An original trust agreement between David M. Wilks, President and Chief Operating Officer of the Company, as Depositor, and Wilmington Trust Company, as the Property Trustee, has been used to authorize and create the Issuer. The original trust agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Preferred Securities and the Common Securities of the Issuer (together, the "Issuer Securities") will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement (as amended and restated from the original trust agreement). The Preferred Securities represent undivided preferred beneficial interests in the assets of the Issuer and entitle the holders thereof to a preference over the Common Securities of such Issuer, in certain circumstances, with respect to distributions and amounts payable on redemption or liquidation as well as to other benefits as described in the Trust Agreement. The following summary of certain provisions of the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Trust Agreement and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreement unless otherwise stated.

          All of the Common Securities of the Issuer will be owned by the Company. The Common Securities of the Issuer rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of the such Issuer except as described under "-- Subordination of Common Securities." (Section 4.03). Legal title to the Junior Subordinated Debentures will be held in the name of the Property Trustee and held in trust for the benefit of the holders of the Issuer Securities. (Section 2.09). The Guarantee is a full and unconditional guarantee on a subordinated basis with respect to the Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have funds sufficient to make such payments.

          The Preferred Securities will initially be offered in denominations of $25 (based on Liquidation Amount) and integral multiples of $25 in excess thereof.

LIQUIDATION AMOUNT

          The amount payable on the Preferred Securities in the event of any liquidation of the Issuer is $25 per Preferred Security (the "Liquidation Amount"), plus accumulated and unpaid distributions unless, in connection with such liquidation, the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities.

DISTRIBUTIONS

          The distributions payable on the Preferred Securities will be fixed at the rate per annum set forth in the Prospectus Supplement. Distributions in arrears after the quarterly payment date therefor will accumulate additional distributions thereon compounded quarterly at the same rate per annum, to the extent permitted by law. The term "distributions" as used herein includes any such additional distributions (the "Additional Amounts"), unless otherwise stated, with respect to the Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period. (Section 4.01(b)). See "Description of Junior Subordinated Debentures -- Additional Interest."

          Distributions on the Preferred Securities will be cumulative, will accrue from the date of the initial issuance thereof, and will be payable quarterly in arrears, on the payment dates set forth in the applicable Prospectus Supplement of each year, except in the event of an extension of the interest payment period by the Company on the corresponding series of Junior Subordinated Debentures. In the event that any date on which distributions are otherwise payable on Preferred Securities is not a Business Day, payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than (x) a Saturday or a Sunday, (y) a day on which banks in New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the Corporate Trust Office of the Property Trustee or the principal office of the Company is closed for business. (Section 1.01 and 4.01(a)).

          So long as an Event of Default under the Deferrable Interest Subordinated Debenture Indenture (the "Indenture") has not occurred and is not continuing, the Company has the right under the Indenture, as supplemented by a supplemental indenture relating to the Junior Subordinated Debentures (a "Supplemental Indenture"), to extend, at any time and from time to time, the interest payment period on each series of Junior Subordinated Debentures issued thereunder for a period not exceeding 20 consecutive quarters, with the consequence that quarterly distributions on the corresponding Preferred Securities would be deferred (but would continue to accrue distributions thereon, including additional distributions payable on unpaid distributions to the extent permitted by law at the rate per annum set forth in the Prospectus Supplement, compounded quarterly) by the Issuer during any such extended interest payment period; provided that any such extension period shall not extend beyond the maturity date or redemption date of the Junior Subordinated Debentures. During any extension period quarterly distributions on the Preferred Securities would be deferred by the Issuer, would continue to accrue, and holders of Preferred Securities would be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" herein and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" in the accompanying Prospectus Supplement. In the event the Company exercises this right, during such period the Company may not declare or pay any dividends or distributions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payments with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment period on the Junior Subordinated Debentures may be extended only if the interest payment periods on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any such extended interest payment period, the Company may further extend the interest payment period, provided that such extended interest payment period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or the redemption date of the series of the Junior Subordinated Debentures in question. Upon the termination of any extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period subject to the foregoing requirements. See "Description of Junior Subordinated Debentures -- Interest" and "-- the Company's Option to Extend Interest Payment Periods" herein and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" in the accompanying Prospectus Supplement.

          It is anticipated that the income of the Issuer available for distribution to the holders of the Preferred Securities will be limited to the payments under the Junior Subordinated Debentures which the Issuer will purchase with the Common Securities and the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent an Issuer has funds sufficient to make such payments) is guaranteed on a subordinated basis by the Company to the extent set forth herein under "Description of Guarantee." The Company's obligations under the Guarantee, the Trust Agreement, the Expense Agreement, the Junior Subordinated Debentures and the Indenture constitute, in the aggregate, a full and unconditional guarantee with respect to the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

          Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date. (Section 4.01(d)).

REDEMPTION

          Upon the repayment of any series of Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of Issuer Securities, upon not less than 30 nor more than 90 days' notice, at a redemption price equal to the aggregate Liquidation Amount plus accumulated and unpaid distributions, plus additional distributions thereon, if any, to the extent permitted by law, to the redemption date (the "Redemption Price"). See "Description of Junior Subordinated Debentures -- Optional Redemption."

          The Company will have the right to redeem the Junior Subordinated Debentures (a) on or after a date to be specified in the Prospectus Supplement, in whole or in part, or (b) at any time, in whole but not in part, upon occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "-- Special Event Redemption or Distribution" and "Description of Junior Subordinated Debentures -- Optional Redemption."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

          If a Special Event shall occur and be continuing with respect to the Issuer or the Preferred Securities, the Company has the right to (i) redeem the Junior Subordinated Debentures in whole, but not in part, and thereby cause a mandatory redemption of the Preferred Securities in whole, but not in part, at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) terminate the Issuer and cause the Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities in liquidation of the Issuer. If at any time the Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, the Company has the right to terminate the Issuer and cause the Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States federal income tax purposes as a result of such distribution, to the holders of the Preferred Securities of the Issuer. Under current United States federal income tax law and interpretations, if the Issuer is treated as a grantor trust at the time of the distribution, such a distribution should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the termination could be a taxable event to holders of the Preferred Securities. See "United States Taxation -- Receipt of Junior Subordinated Debentures Upon Liquidation of the Issuer" in the accompanying Prospectus Supplement. If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding.

          "Tax Event" means the receipt by the Issuer or the Company, as the case may be, of an Opinion of Counsel (which may be counsel to the Issuer, the Company or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred after a date specified in the accompanying Prospectus Supplement. For purposes of the preceding sentence, a relevant tax law change is any amendment or change to (or officially proposed amendment or change to) the laws (including regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opinion interpreting such laws (or regulations) or any written interpretation of such laws (or regulations) by any governmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions purporting to apply such laws and regulations to other persons who have issued securities similar to the Junior Subordinated Debentures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to the Issuer or the Company, result in (i) the Issuer, either currently or within 90 days of the date thereof, becoming subject to United States federal income tax with respect to interest received on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures attributable to the Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States federal income tax purposes or (iii) the Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective after a date specified in the accompanying Prospectus Supplement.

          "Like Amount" means (i) with respect to a redemption of Issuer Securities, Issuer Securities having an aggregate Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Issuer Securities and
(ii) with respect to a distribution of Junior Subordinated Debentures to holders of the Preferred Securities in connection with the termination or liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of a holder of the Common Securities, the occurrence of a Special Event or in the event that the Issuer is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of the holders to whom such series of Junior Subordinated Debentures is distributed.

REDEMPTION PROCEDURES

          Preferred Securities redeemed on each date fixed for redemption (the "Redemption Date") shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of Preferred Securities shall be made, and the Redemption Price shall be deemed payable, on each Redemption Date only to the extent that an Issuer has funds immediately available for the payment of such Redemption Price. (Section 4.02(d)). See "-- Subordination of Common Securities."

          If the Property Trustee gives a notice of redemption in respect of Preferred Securities of a particular series (which notice will be conditioned upon the redemption of the related series of Junior Subordinated Debentures), then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will, so long as such Preferred Securities are in book-entry-only form, irrevocably deposit with The Depository Trust Company ("DTC") funds sufficient to pay the applicable Redemption Price and, at the direction of the Depositor, will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "-- Book-Entry-Only Issuance -- The Depository Trust Company." If such Preferred Securities are no longer in book-entry-only form, the Property Trustee will irrevocably deposit with the Paying Agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record date for the related Distribution Date. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is not paid either by the Issuer or by the Company pursuant to the Guarantee described herein under "Description of Guarantee," the Preferred Securities shall be considered to remain outstanding and distributions on such Preferred Securities will continue to accrue at the rate set forth on the face of such securities, from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. Failure to deposit the Redemption Price with the Property Trustee (and/or irrevocably direct the Property Trustee to apply money held by it to the redemption of Preferred Securities) in the case of an optional redemption shall not be an Event of Default but shall be deemed to be a rescission of the call for redemption. (Section 4.02(e)).

          Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

          Payment of the Redemption Price on Preferred Securities to holders of such Preferred Securities shall be made to the record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date, provided, however, that in the event that such Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date. (Section 4.02(f)).

         If less than all the outstanding Issuer Securities are to be redeemed on a Redemption Date, then the aggregate amount payable shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 90 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 and integral multiples in excess thereof) of the aggregate Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the Securities Registrar in writing of the Preferred Securities selected for partial redemption and, in the case of any such Preferred Securities selected for partial redemption, the aggregate Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of a series of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities that has been or is to be redeemed. (Section 4.02(g)).

SUBORDINATION OF COMMON SECURITIES

          Payment of distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, Issuer Securities, as applicable, shall be made pro rata based on the aggregate Liquidation Amount of both the Preferred Securities and the Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined herein, see "-- Events of Default; Notice," below) under the Indenture shall have occurred and be continuing, with respect to the Preferred Securities, no payment of any distribution (including Additional Amounts, if applicable) on, or the Redemption Price of, any Common Security corresponding thereto, and no other payment on account of the redemption, liquidation or other acquisition of the corresponding Common Securities shall be made unless payment in full in cash of all accumulated and unpaid distributions (including Additional Amounts, if applicable) on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all such outstanding Preferred Securities called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions (including Additional Amounts, if applicable) on, or the Redemption Price of such Preferred Securities then due and payable. (Section 4.03(a)).

          In the case of any Event of Default under the Trust Agreement, the holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under such Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

          Pursuant to the Trust Agreement, the Issuer shall be liquidated on the first to occur of: (i) the expiration of the term of the Trust; (ii) the bankruptcy, dissolution or liquidation of a holder of Common Securities; (iii) the election by the Depositor to cause the Trust to be dissolved after the occurrence of a Special Event or in the event that the Trust is not or will not be taxed as a grantor trust but a Tax Event has not occurred; (iv) the redemption of all of the Preferred Securities; and (v) the issuance of an order for dissolution of the Trust by a court of competent jurisdiction. (Section 9.01 and 9.02).

          If an early termination occurs as described in clause (iii) of the immediately preceding paragraph, the Issuer shall be liquidated as expeditiously as practicable by having the Property Trustee distribute, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States federal income tax purposes as a result of such distribution, to each holder of Preferred Securities and Common Securities a Like Amount of Junior Subordinated Debentures held by such Issuer (a "Final Distribution"). However, in the event that the Property Trustee determines that such Final Distribution is impractical, the holders of such Issuer Securities will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of all liabilities of creditors, an amount equal to the aggregate of the stated Liquidation Amount of $25 per Issuer Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on the Issuer Securities shall be paid on a pro rata basis. However, if an Event of Default has occurred and is continuing, the holders of the Common Securities will be entitled to receive distributions upon any such dissolution only after the holders of the Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of the corresponding Preferred Securities, the Company will use reasonable efforts to have such Junior Subordinated Debentures listed on such stock exchanges, if any, on which the Preferred Securities are then listed. If the Company defaults on its payment obligations under the Indenture, a holder will have the right to take action directly against the Company for enforcement of payment of principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. If an early termination occurs as described in clause (ii) of the immediately preceding paragraph, a liquidating trustee (the "Liquidating Trustee") may be appointed by a majority of the aggregate Liquidation Amount of the Issuer Securities or by a court of competent jurisdiction. Any such Liquidating Trustee shall (unless otherwise instructed by a court of competent jurisdiction) make a Final Distribution or, if deemed appropriate by such Liquidating Trustee, make a Liquidation Distribution, in substantially the same manner as described above. (Section 9.04).

EVENTS OF DEFAULT; NOTICE

          The occurrence of an "Event of Default" as defined in Section 501 of the Indenture (see "Description of Junior Subordinated Debentures -- Events of Default") constitutes an "Event of Default" under the Trust Agreement.

          Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02).

          Unless an Event of Default shall have occurred and be continuing, any Trustee with respect to the Issuer Securities may be removed at any time by act of the Depositor of the Issuer. If an Event of Default has occurred and is continuing, any Trustee with respect to the Issuer Securities may be removed at such time by act of the holders of a majority in aggregate Liquidation Amount of the outstanding Issuer Securities, delivered to such Trustee (in its individual capacity and on behalf of the relevant Issuer). No resignation or removal of a Trustee and no appointment of a successor Trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

          If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the corresponding Common Securities upon dissolution of the Issuer as described above. See "-- Liquidation Distribution Upon Dissolution."

MERGER OR CONSOLIDATION OF A TRUSTEE

          Any corporation into which either the Property Trustee or any Administrative Trustee that is not a natural person may be merged or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any such Trustee shall be a party shall be the successor to such Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible. (Section 8.12).

VOTING RIGHTS

          Except as provided below and under "Description of Guarantee -- Amendments and Assignments" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

          So long as any Junior Subordinated Debentures are held by the Issuer, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul any declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification of termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Issuer Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the Issuer Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Issuer Securities, except pursuant to a subsequent vote of the outstanding Issuer Securities. The Property Trustee shall notify all holders of Issuer Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Issuer Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an Opinion of Counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)).

          If any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Issuer Securities, whether by way of amendment to the Trust Agreement relating to such Issuer Securities or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of the outstanding Issuer Securities will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Issuer Securities. (Section 6.01(c)).

          No amendment to the Trust Agreement may be made if, as a result of such amendment, the Issuer would be classified as an association taxable as a corporation for United States federal income tax purposes. (Section 6.01(c)).

          Any required approval of the holders of Issuer Securities may be given at a meeting of the holders of Issuer Securities convened for such purpose or pursuant to the written consent of such holders. The Administrative Trustees will cause a notice of any meeting at which holders of such Issuer Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of such Issuer Securities in the manner set forth in the Trust Agreement (Section 6.02).

          No vote or consent of the holders of Issuer Securities will be required for the Issuer to redeem and cancel Issuer Securities in accordance with the Trust Agreement.

          Notwithstanding that holders of Issuer Securities are entitled to vote or consent under any of the circumstances described above, any of the Issuer Securities that are owned by the Company, any Trustee or any affiliate of the Company or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEES

          Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Depositor and the Administrative Trustees shall have power to appoint, and upon the written request of the Administrative Trustees, the Depositor shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Depositor does not join in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default under the Indenture has occurred and is continuing, the Administrative Trustees and the Property Trustee shall have power to make such appointment. (Section 8.09).

PAYMENT AND PAYING AGENTS

          Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register. The Paying Agent shall initially be Wilmington Trust Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Depositor. In the event that Wilmington Trust Company chooses no longer to be the Paying Agent, the Administrative Trustees shall appoint a successor acceptable to the Property Trustee and the Company to act as Paying Agent (which shall be a bank or trust company or the Company). (Section 4.04 and 5.08).

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

          DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with Wilmington Trust Company, as custodian for DTC.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants ("Participants") deposit with it. DTC facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers, securities dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants, as well as by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers, securities dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The underwriters with respect to the Preferred Securities may be Direct or Indirect Participants. The rules applicable to DTC and its Participants are on file with the Commission.

          Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is, in turn, recorded on a Direct or Indirect Participant's records, as the case may be. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the respective Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are also effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

          DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by the arrangements made among them, subject to any statutory or regulatory requirements as may be in effect from time.

          Redemption notices, if any, will be sent to DTC. If less than all of the Preferred Securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the Preferred Securities held by each Direct Participant in such series to be redeemed.

          Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to any Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants (identified in a listing attached to the Omnibus Proxy) to whose accounts the Preferred Securities are credited on the record date.

          Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Issuer or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of the Direct or Indirect Participants in whose accounts the Preferred Securities are held, respectively.

          DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Issuer. If DTC stops providing such services and a successor securities depositary is not obtained, Preferred Security certificates must be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) could decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, definitive certificates for the Preferred Securities would be printed and delivered.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Issuer believe to be reliable. Neither the Company nor the Issuer have responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

          Wilmington Trust Company will act as Securities Registrar and transfer agent for the Issuer Securities. (Section 5.04).

          Registration of transfers of Issuer Securities will be effected without charge by or on behalf of the Issuer, but upon payment (with the giving of such indemnity as the Issuer or the Company may require) in respect of any tax or other governmental charges which may be imposed in connection therewith. (Section 5.04).

          The Securities Registrar will not be required to register or cause to be registered any transfer of Issuer Securities after they have been called for redemption. (Section 5.04).

INFORMATION CONCERNING THE PROPERTY TRUSTEE

          The Property Trustee undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after an Event of Default under the Indenture, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Preferred Securities or Junior Subordinated Debentures unless the Property Trustee is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Sections 8.01 and 8.03(g)).

MODIFICATION OF THE TRUST AGREEMENT

          From time to time, the Company and the Trustees may, without the consent of any holders of the Preferred Securities, amend the Trust Agreement for specified purposes, including, among other things, (i) to cure ambiguities, correct or supplement any provision of the Trust Agreement which may be inconsistent with any other provision thereof or to make any other provisions with respect to matters or questions arising under the Trust Agreement which shall not be inconsistent with the other provisions of the Trust Agreement, or
(ii) to ensure that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation and will not be required to register as an "investment company" under the 1940 Act; provided, however, that such amendment or action shall not adversely affect the rights of any holder of the Issuer Securities. The Trust Agreement contains provisions permitting the Company and the Trustees, with the consent of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Issuer Securities related thereto and upon receipt of an appropriate Opinion of Counsel, to modify the Trust Agreement in a manner affecting the rights of the holders of such Issuer Securities; provided that no such modification may, without the consent of the holder of each such outstanding Issuer Security affected by the proposed modification (i) change the amount or timing of any distribution on such Issuer Securities or otherwise adversely affect the amount of any distribution required to be made in respect of such Issuer Securities as of a specified date, (ii) restrict the right of any holder of such Issuer Securities to institute suit for the enforcement of any payment under such Trust Agreement or (iii) change the percentage of Issuer Securities required to consent to any modification to the Trust Agreement. (Section 10.02).

GOVERNING LAW

          The Trust Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. (Section 10.05).

MISCELLANEOUS

          The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or be taxed as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Depositor or any of the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Depositor or any of the Administrative Trustees determine in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interest of the holders of the Preferred Securities. (Section 2.07).

          Holders of the Preferred Securities have no preemptive rights.


                            DESCRIPTION OF GUARANTEE

GENERAL

          Set forth below is certain information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Guarantee has been qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. Whenever particular provisions of or defined terms in the Guarantee are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Guarantee unless otherwise stated.

          The Company will agree, on a subordinated basis, to the extent set forth below, to make the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities (without duplication of amounts theretofore paid by the Issuer with respect thereto), as and when due, regardless of any defense, right of set-off or counterclaim that such Issuer may have or assert other than the defense of payment. (Section 5.1). The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the related Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent that the Issuer has funds sufficient to make such payment; (ii) the Redemption Price with respect to any such Preferred Securities called for redemption by the Issuer, if and only to the extent that the Issuer has funds sufficient to make such payment; and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Issuer (other than in connection with a redemption of all of the corresponding Preferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Issuer has funds sufficient to make such payment, and (b) such amount of assets of such Issuer remaining available for distribution to holders of such Preferred Securities in liquidation of such Issuer. (Section 1.1). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders. (Section 5.1).

          The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of the issuance of such Preferred Securities, but will not apply (i) to any payment of distributions if and to the extent that the Issuer does not have funds sufficient to make such payments or
(ii) to the collection of payment. If the Company does not make interest payments on a series of Junior Subordinated Debentures held by the Issuer, it is expected that such Issuer will not pay distributions on such Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except trade credit and any liabilities made pari passu with, or subordinate to, the Guarantee by their terms). See "-- Status of the Guarantee."

          With respect to the Preferred Securities, the mechanisms and obligations relating to the Guarantee, the Indenture and the Junior Subordinated Debentures and the obligation of the Company under the Trust Agreement to pay all obligations, costs and expenses (other than obligations of the Trust to pay to holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities) of the Issuer (the "Expense Agreement") taken together, are a full and unconditional subordinated guarantee by the Company of payment due of such Preferred Securities. See "Description of Junior Subordinated Debentures" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee".

AMENDMENTS AND ASSIGNMENTS

          Except with respect to any changes that do not adversely affect the rights of the holders of Preferred Securities (in which case no consent of such holders will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee will be binding upon the successors, assigns, receivers, trustees and representatives of the Company, and shall inure to the benefit of the holders of the corresponding Preferred Securities then outstanding. (Sections 8.1 and 8.2).

EVENTS OF DEFAULT

          An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder. (Section 1.1). The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. (Section 5.4).

          Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. (Section 5.4).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

          The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in the performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise such of the rights and powers vested in it by the Guarantee and must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee (i) is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless the Guarantee Trustee is offered reasonable indemnity against the costs (including attorneys' fees and expenses), expenses and liabilities that might be incurred thereby and (ii) may rely and be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. (Sections 3.1 and 3.2).

          The Company agreed to indemnify the Guarantee Trustee for, and to hold it harmless against, any and all loss, damage, claim, liability or expense, including certain taxes, incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Guarantee, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers of duties thereunder (Section 3.2).

TERMINATION OF THE GUARANTEE

          The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Junior Subordinated Debentures to the holders of such Preferred Securities in exchange for all of such Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee. (Section 7.1).

STATUS OF THE GUARANTEE

          The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. (Section 6.1). The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

          The Guarantee will rank pari passu with any similar guarantees issued by the Guarantor on behalf of the holders of Preferred Securities issued by any other issuer holding Junior Subordinated Debentures issued under the Indenture. (Section 6.2).

          The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). (Section 5.5).

GOVERNING LAW

          The Guarantee will be governed by and construed in accordance with the laws of the State of New York. (Section 8.5).


                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

          Set forth below is a description of certain terms of the Junior Subordinated Debentures which the Issuer will purchase with its Common Securities and the proceeds of the issuance and sale of such Issuer's Preferred Securities. The following summary does not purport to be complete and is subject in all respects to, and is qualified in its entirety by reference to, the Indenture, as supplemented by a supplemental indenture creating the series of Junior Subordinated Debentures (the "Supplemental Indenture"), from the Company to Wilmington Trust Company, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Whenever particular provisions of or defined terms in the Indenture or the Supplemental Indenture are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Indenture unless otherwise stated.

          Concurrently with the issuance of Preferred Securities, the Issuer will invest the proceeds thereof in a corresponding series of Junior Subordinated Debentures newly issued by the Company. The Junior Subordinated Debentures will mature on a date that is more than 20 and less than 50 years from the date of issuance, as specified in the Prospectus Supplement. The Junior Subordinated Debentures will be unsecured subordinated obligations of the Company issued under the Indenture. The Junior Subordinated Debentures will be in a principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities plus the Company's concurrent investment in the Common Securities and will rank pari passu with any other series of Junior Subordinated Debentures that may be issued. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder.

OPTIONAL REDEMPTION

          The Company will have the right, at any time and from time to time, as set forth in the Supplemental Indenture, to redeem the Junior Subordinated Debentures, in whole or in part, at a redemption price as set forth in such Supplemental Indenture, together with any accrued but unpaid interest thereon, including any Additional Interest (as defined below) to the redemption date.

          If a Special Event shall occur and be continuing or upon the event of the termination or liquidation of the Issuer pursuant to an order for the dissolution, termination or liquidation of the Issuer entered by a court of competent jurisdiction, the Company shall have the right to redeem any series of Junior Subordinated Debentures in whole but not in part, at 100% of the principal amount thereof plus any accrued and unpaid interest on such Junior Subordinated Debentures, including any Additional Interest, if any, to the redemption date fixed for redemption for such series. (Section 102 of the Supplemental Indenture).

          For so long as the Issuer is the holder of all the outstanding Junior Subordinated Debentures, the proceeds of any such redemption will be used by such Issuer to redeem Preferred Securities and the Common Securities in accordance with their terms. The Company may not redeem Junior Subordinated Debentures in part unless all accrued and unpaid interest thereon (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all interest periods terminating on or prior to the redemption date. (Section 102 of the Supplemental Indenture).

          Any optional redemption of Junior Subordinated Debentures shall be made upon not less than 30 nor more than 90 days' notice to the holders thereof. If at the time of mailing of any notice of redemption the Company shall not have deposited with the Debenture Trustee (and/or irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Junior Subordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, including accrued interest to such redemption date, such notice shall state that the proposed redemption to which such notice relates is subject to the deposit of such amount with the Debenture Trustee on or before the redemption date. Failure to have so deposited such amount (or directed such payment) shall not constitute an Event of Default but shall be deemed to be a rescission of the call for redemption. (Sections 501 and 1204).

          After notice of redemption is given and the Company having on or before the redemption date deposited with the Debenture Trustee (and/or having irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Junior Subordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, the Junior Subordinated Debentures so to be redeemed will, on the redemption date, become due and payable and from and after such date, such Junior Subordinated Debentures will cease to bear interest. (Section 1206).

DISTRIBUTIONS OF DEBENTURES

          Under certain circumstances involving the termination of the Issuer, Junior Subordinated Debentures held by such Issuer may be distributed to the holders of the Preferred Securities in liquidation of the Issuer, after satisfaction of all liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities, and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures, if distributed, would be substantially identical to those in effect for the Preferred Securities. Neither the Company, the Debenture Trustee, any Paying Agent nor any other agent of the Company or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of persons holding Junior Subordinated Debentures in the form of a global security for the Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such holders.

          A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to the ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

          Payments on Junior Subordinated Debentures represented by a global security will be made to DTC, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Wilmington, Delaware, or at the offices of any paying or transfer agent appointed by the Company, provided that payment of interest may be made, at the option of the Company, by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day preceding the end of each quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights and other matters, see "Description of Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company."

          If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on such stock exchanges, if any, as the Preferred Securities are then listed.

INTEREST

          The Junior Subordinated Debentures shall bear interest at the rate per annum set forth in the applicable Supplemental Indenture and from the date specified therein. Such interest shall be payable in arrears on the dates of each year specified in the Supplemental Indenture (each, an "Interest Payment Date"), subject to certain exceptions, to the person in whose name such Junior Subordinated Debentures are registered, at the close of business on the Business Day next preceding such Interest Payment Date. (Section 307 of the Indenture and
Section 101 of the Supplemental Indenture). It is anticipated that the Junior Subordinated Debentures issued with respect to an issue of Preferred Securities will be held in the name of the Property Trustee in trust for the benefit of the holders of the Issuer Securities.

          Except as otherwise specified in the Indenture, the amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period. (Section 310). In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. (Section 101 of the Supplemental Indenture).

          Interest which is accrued and unpaid after the Interest Payment Date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the rate specified for the Junior Subordinated Debentures. The term "Interest" as used herein shall include interest payments, interest on interest payments in arrears and Additional Interest, as applicable.

THE COMPANY'S OPTION TO EXTEND INTEREST PAYMENT PERIODS

          The Company shall have the right, at any time and from time to time while the Junior Subordinated Debentures are outstanding, so long as an Event of Default has not occurred or is continuing, to extend the interest payment period on such Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters (the "Extension Period") during which period interest will compound quarterly. At the end of any such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Junior Subordinated Debentures to the extent permitted by applicable law). The Company may not defer the interest payment period with respect to Additional Interest Attributable to Taxes and shall make payment thereof on the relevant Interest Payment Date. During any such Extension Period, the Company may not declare or pay any dividends or distributions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment period on the Junior Subordinated Debentures may be extended only if the interest payment periods on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity date or redemption date of such Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the foregoing requirements. Except for Additional Interest Attributable to Taxes, no interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Property Trustee shall be the sole holder of the Junior

Subordinated Debentures, the Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date that the distribution on the Preferred Securities is payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date for the payment of such distribution or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give prompt notice of the Company's selection of such Extension Period to the holders of the Preferred Securities and the Administrative Trustees. (Section 101 of the Supplemental Indenture).

RIGHT OF SET-OFF

          Notwithstanding anything to the contrary in the Indenture, the Company shall have the right to set-off any payment it is otherwise required to make thereunder to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee. (Section 311).

ADDITIONAL INTEREST

          If at any time the Issuer shall be required to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof, the Company will pay as interest to such Issuer, as the holder of the corresponding Junior Subordinated Debentures, an amount of additional interest ("Additional Interest Attributable to Deferral") equal to interest on distributions in arrears. Accordingly, in such circumstances the Company will, to the fullest extent permitted by applicable law, pay interest upon interest in order to provide for quarterly compounding on such Junior Subordinated Debentures. In addition, if the Issuer is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in each case, the Company will also pay such amounts as shall be required so that the net amounts received and retained by such Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts such Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed ("Additional Interest Attributable to Taxes," and, together with Additional Interest Attributable to Deferral, "Additional Interest"). (Section 101 of the Indenture and Section 101 of the Supplemental Indenture).

SUBORDINATION

          The Junior Subordinated Debentures will be subordinate and junior in right of payment to the prior payment, in full in cash or cash equivalents, of all Senior Indebtedness (as defined below). (Sections 101 and 1101). In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company (except a distribution in connection with a consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and conditions described below under "--Consolidation, Merger and Sale"), the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon, before the holders of Junior Subordinated Debentures are entitled to receive any payment on account of the principal of or interest on the Junior Subordinated Debentures; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Junior Subordinated Debentures or the Debenture Trustee would be entitled but for the provisions of the Indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of the Junior Subordinated Debentures shall have received payment or distribution of assets of the Company of any kind or character (excluding certain permitted subordinated securities) before all Senior Indebtedness is paid in full or payment thereof provided for, then such payment or distribution will be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents. (Section 1102).

          The Company is prohibited from making payments on account of the principal of or interest on the Junior Subordinated Debentures or on account of the purchase or redemption or other acquisition of the Junior Subordinated Debentures if there shall have occurred and be continuing: (a) a default in any payment with respect to any Senior Indebtedness or (b) any other event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. (Section 1103). In the event that the Company makes any payment to the Debenture Trustee or any holder of Junior Subordinated Debentures, which payment is prohibited by the foregoing, then such payment is required to be paid over to the representative of the holders of the Senior Indebtedness then outstanding to the extent necessary to pay in full, in cash or cash equivalents, all Senior Indebtedness. (Section 1103).

          Subject to the payment in full of all Senior Indebtedness, the holders of the Junior Subordinated Debentures shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness until the Junior Subordinated Debentures are paid in full. (Section 1105).

          If the Company fails to make any payment on the Junior Subordinated Debentures when due or within any applicable grace period, such failure will constitute an Event of Default under the Indenture. See "--Events of Default."

          As of May 31, 1996, the Senior Indebtedness of the Company was approximately $771 million.

          The term "Senior Indebtedness" shall mean the principal of, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of any Supplemental Indenture or thereafter incurred, created or assumed:

               (a) all indebtedness of the Company on a consolidated basis (other than any obligations to trade creditors) evidenced by notes, debentures, bonds or other securities sold by the Company for money borrowed and capitalized lease obligations;

               (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

               (c) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable);

               (d) certain obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility, surety bond or similar credit transaction entered into in the ordinary course of business of the Company; and

               (e) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a) through (d);

unless, in the case of any particular indebtedness, capitalized lease obligation, guarantee, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, capitalized lease obligation, guarantee, renewal, extension or refunding is made pari passu with or subordinate to the Junior Subordinated Debentures. (Section 101).

          Notwithstanding the foregoing, the Junior Subordinated Debentures will rank pari passu with each other series of Junior Subordinated Debentures that may be issued under the Indenture.

          The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. (Section 301).

CERTAIN COVENANTS

          The Junior Subordinated Debentures will not be secured by any properties or assets and will represent unsecured debt of the Company.

          Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Junior Subordinated Debentures do not afford holders of the Junior Subordinated Debentures special protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

          In the Indenture, the Company covenants that it will not declare or pay any dividends or distributions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payments with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to such Junior Subordinated Debentures and (b) which the Company shall not have taken reasonable steps to cure, (ii) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture, and such Extension Period, or any extension thereof, shall have commenced and be continuing, or (iii) the Company shall be in default with respect to its payment of any obligations under the Guarantee. Notwithstanding the foregoing, the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. (Section 1005).

         The Company also covenants (i) not to transfer ownership of Common Securities of the Issuer to which Junior Subordinated Debentures have been issued to any person other than an affiliate of the Company as permitted under the Indenture; provided that no such transfer will result in (x) such Issuer being considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, or (y) the Issuer not being taxed as a grantor trust for United States federal income tax purposes, (ii) not to voluntarily dissolve, wind up or terminate the Issuer, except in connection with the distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities of such Issuer in liquidation of such Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Issuer to remain a grantor trust and otherwise not to be classified as an association taxable as a corporation for United States federal income tax purposes. (Section 1005).

EVENTS OF DEFAULT

          The Indenture will provide that any one or more of the following described events with respect to Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

               (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period);

               (b) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; except that, in the case of an optional redemption, the failure to redeem any Junior Subordinated Debenture which is the result of the Company's failure to deposit on or before the redemption date with the Debenture Trustee (and/or having irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Junior Subordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, shall not be an Event of Default, but shall be deemed a rescission of the call for redemption;

               (c) failure to observe or perform in any material respect any other covenant relating to such series of Junior Subordinated Debentures contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

               (d) certain events in bankruptcy, insolvency or reorganization of the Company. (Section 501).

          If an Event of Default has occurred and is continuing, the holders of a majority in outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, provided such direction may not be in conflict with the Indenture and the Debentures Trustee may take any other action deemed proper by the Debenture Trustee which is not inconsistent with such directions. (Section 512). The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal and interest due and payable immediately upon an Event of Default. In addition, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities shall have such right. The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee. (Section 502).

          The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. (Section 513). The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture and, if the Company shall be in default, specifying all such defaults. (Section 1004).

          Unless otherwise provided in a Prospectus Supplement, a voluntary or involuntary dissolution of the Issuer prior to the redemption or maturity of the Junior Subordinated Debentures held by such Issuer will not constitute an Event of Default with respect to such Junior Subordinated Debentures. If the Issuer is dissolved, an event the possibility of which the Company and the Issuer consider to be remote, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures held by such Issuer to the holders of the Preferred Securities, (ii) a cash distribution to the holders of such Preferred Securities out of the sale of assets of such Issuer, after satisfaction of all liabilities to creditors, or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a like amount of such Preferred Securities, at the option of the Company under the circumstances described under "--Optional Redemption" or (iv) the rollover of Trust Property (as defined in the Trust Agreement) into another entity with similar characteristics.

FORM, EXCHANGE AND TRANSFER

          The Junior Subordinated Debentures, if issued in certificated form, will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302).

          Subject to the terms of the Indenture, Junior Subordinated Debentures may be presented for registration of transfer or exchange (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the securities registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Junior Subordinated Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the securities registrar or such transfer agent, as the case may be, being satisfied with the documents of transfer, title and identity of the person making the request. The Company has appointed the Debenture Trustee as the initial securities registrar. (Section 305). The Company may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002).

          If the Junior Subordinated Debentures are to be redeemed in part, the Company will not be required to issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of the notice of redemption for such Junior Subordinated Debentures that may be selected for redemption and ending at the close of business on the day of such mailing. (Section 305).

PAYMENT AND PAYING AGENTS

          Payment of interest on a Junior Subordinated Debenture on any interest payment date will be made to the person in whose name such Junior Subordinated Debenture (or one or more predecessor Junior Subordinated Debentures) is registered at the close of business on the regular record date for such interest. (Section 307).

          Principal of and any interest on the Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the securities register or by wire transfer. The corporate trust office of the Debenture Trustee in the City of Wilmington, Delaware is designated as the Company's initial sole Paying Agent for payments with respect to the Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 1002).

SUPPLEMENTAL INDENTURES, MODIFICATION OF THE INDENTURE

          From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any other change that does not adversely affect the rights of any holder of Junior Subordinated Debentures. (Section 901). The Indenture will contain provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the fixed maturity of the Junior Subordinated Debentures, reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon (otherwise than as permitted under the Indenture), (ii) reduce the percentage of the principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (iii) modify certain provisions of the Indenture relating to the waiver of past defaults or compliance by the Company with certain covenants set forth therein. The Indenture also requires the consent of the holders of the affected Preferred Securities, if any, in respect of certain amendments to or termination of the Indenture and in respect to compliance by the Company with certain covenants in the Indenture. (Section 902). In addition, the Company and the Debenture Trustee may execute, without the consent of any holders of Junior Subordinated Debentures, Supplemental Indentures for the purpose of creating new series of Junior Subordinated Debentures. (Section 901).

CONSOLIDATION, MERGER AND SALE

          The Company may not consolidate with, merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person (a "Successor Person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) the Successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Junior Subordinated Debentures, the Indenture, the Guarantee and the Expense Agreement; (ii) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing;
(iii) such transaction does not give rise to any breach or violation of the Trust Agreement or the Guarantee; and (iv) the Company has delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel as to certain matters. (Section 801).

SATISFACTION AND DISCHARGE

          Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except, in each case, for certain obligations to register the transfer or exchange of such Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures and hold moneys or U.S. Government Obligations (as defined in the Indenture) for payment in trust) if (i) the Company deposits with the Debenture Trustee, in trust, moneys or U.S. Government Obligations in an amount sufficient to pay all the principal of, and interest on, such Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures, (ii) the Company has paid all other sums payable under the Indenture and (iii) the Company delivers to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with. (Section 401).

GOVERNING LAW

          The Indenture, any Supplemental Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

MISCELLANEOUS

          The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company and certain other persons in accordance with the Indenture, provided that, in the event of any such assignment, the Company will remain liable for such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109).


                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

          As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Issuer Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will correspond to the distribution rate and distribution and other payment dates on the Preferred Securities; (iii) the Expense Agreement entered into by the Company pursuant to the Trust Agreement provides that the Company shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs, expenses or liabilities of such Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which such Issuer may become subject, except for United States withholding taxes and such Issuer's payment obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer. The Company's obligations under the Guarantee, the Trust Agreement, the Expense Agreement, the Junior Subordinated Debentures and the Indenture constitute, in the aggregate, a full and unconditional guarantee with respect to the Preferred Securities.

          Payments of distributions and other amounts due on Preferred Securities (to the extent the Issuer has funds sufficient for the payment of such distributions) are guaranteed by the Company as and to the extent set forth under "Description of Guarantee." If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred Securities.

          A holder of a Preferred Security to which such Guarantee applies may institute a legal proceeding directly against the Company to enforce such holder's rights under such Guarantee without first instituting a legal proceeding against the Issuer of such Preferred Security or any other person or entity. In addition, if the Company defaults on its obligations under the Indenture, the holders of at least 25% in the aggregate Liquidation Amount of the Preferred Securities then outstanding shall have the right to enforce the rights of the Issuer under the Junior Subordinated Debentures.

          The Preferred Securities will evidence the rights of the holders thereof to the benefits of the Issuer, a trust that exists for the sole purpose of issuing its Issuer Securities and investing the proceeds of its Preferred Securities in the corresponding Junior Subordinated Debentures of the Company, while the Junior Subordinated Debentures represents indebtedness of the Company. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (subject to the permissible extensions of the interest payment period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds sufficient for the payment of such distributions.

          Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer involving the distribution of Junior Subordinated Debentures, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to such holders, the Final Distribution or a Liquidation Distribution; provided, however, that if an Event of Default under the Trust Agreement shall have occurred and be continuing, the holders of the Common Securities shall be entitled to receive, out of assets legally available for distribution to such holders, distributions only after the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer, as a holder of Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive any payments or distributions. Since the Company has agreed to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to the holders of Preferred Securities under the Preferred Securities, which obligations are independently covered by the Guarantee), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of a liquidation or bankruptcy of the Company would be substantially the same.

          A default or event of default under any Senior Indebtedness will not constitute a default or Event of Default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Debentures provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived.

          Failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default under the Indenture.


                              PLAN OF DISTRIBUTION

          The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. The Issuer may sell its Preferred Securities as soon as practicable after the effectiveness of the Registration Statement of which this Prospectus is a part. The names of any underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers and the applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

          Underwriters may offer and sell Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters will be deemed to have received compensation from the Company and the Issuer in the form of underwriting discounts or commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

          Any underwriting compensation paid by the Company to underwriters in connection with the offering of the Preferred Securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters and dealers participating in the distribution of Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of such Preferred Securities, may be deemed to constitute underwriting discounts and commissions under the Securities Act. Underwriters and dealers may be entitled, pursuant to their agreement with the Company and the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

          In connection with the offering of the Preferred Securities, the Issuer thereof may grant to the underwriters an option to purchase additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as set forth in the applicable Prospectus Supplement.

          Underwriters and dealers may engage in transactions with, or perform services for, the Company, the Issuer and any of their respective affiliates.

          The Issuer's Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom the Issuer's Preferred Securities are sold by such Issuer for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Such Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of meaningful trading markets for any Preferred Securities.


                                 LEGAL OPINIONS

          Certain legal matters in connection with the Preferred Securities are being passed upon for the Company and the Issuer by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Amarillo, Texas, and Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, and for the Issuer by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuers. Cahill Gordon & Reindel and Richards, Layton & Finger are not passing upon the incorporation of the Company and are relying upon the opinions of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. as to matters of New Mexico and Texas law; Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma as to matters of Oklahoma law; and Foulston & Siefkin, Topeka, Kansas as to matters of Kansas law. Gary W. Wolf, a partner in the law firm of Cahill Gordon & Reindel, is a director of the Company.


                                     EXPERTS

          The consolidated financial statements of Southwestern Public Service Company and subsidiaries as of August 31, 1995 and 1994 and for the years then ended included in the Company's 1995 Form 10-K, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          With respect to any unaudited interim financial information included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of its reports that are included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of Deloitte & Touche's reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the liability provisions of Section 11 of the Securities Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the Securities Act with respect to the

Preferred Securities or the Junior Subordinated Debentures prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

          The consolidated financial statements of Southwestern Public Service Company and subsidiaries for the year ended August 31, 1993 included in the Company's 1995 Form 10-K, which is incorporated herein by reference, are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the 1995 Form 10-K, and upon the authority of that firm as experts in accounting and auditing.

          To the extent that a firm of certified public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

          The statements and legal conclusions as to all matters of law in the Company's 1995 Form 10-K, the November Quarterly Report, the February Quarterly Report, the May Quarterly Report and this Prospectus (except as to matters of Kansas and Oklahoma law and United States federal income tax matters in such documents) have been reviewed by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. Statements and legal conclusions as to matters of Oklahoma law in such documents have been reviewed by Rainey, Ross, Rice & Binns. Statements and legal conclusions as to matters of Kansas law in such documents have been reviewed by Foulston & Siefkin. Statements and legal conclusions in the accompanying Prospectus Supplement as to United States federal income tax matters have been reviewed by Cahill Gordon & Reindel. All such statements and legal conclusions are set forth in such documents and incorporated by reference herein or set forth herein in reliance upon said firms, respectively, as experts.


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


No dealer, salesperson, or other person has been
authorized to give any information or to make any
representation other than those contained in this                                           SOUTHWESTERN PUBLIC
Prospectus, including any prospectus supplement; in                                          SERVICE CAPITAL I
connection with the offer contained herein, and if given or
made, such information or representation must not be
relied upon as having been authorized by the Company or
any Underwriter.  This Prospectus, including any
prospectus supplement, does not constitute an offer to sell, or a solicitation of an offer to buy, any of these securities in any jurisdiction to any person to whom it is not lawful
to make such offer or solicitation in such jurisdiction or in                                    4,000,000
which the person making such offer or solicitation is not                                   Preferred Securities
qualified to do so.  Neither the delivery of this Prospectus, including any prospectus supplement, nor any sale made
hereunder shall, under any circumstances, create any
implication that there has been no change in the affairs of
the Company since the date hereof.
                      __________________                                                        ____% Trust
                                                                                       Preferred Securities, Series A
                       TABLE OF CONTENTS

                     PROSPECTUS SUPPLEMENT
                                                          Page                           Fully and Unconditionally
                                                                                               Guaranteed by
The Company............................................... S-4
The Issuer................................................ S-4
Summary Capitalization.....................................S-6                              SOUTHWESTERN PUBLIC
Earnings Ratio.............................................S-6                                SERVICE COMPANY
Recent Developments....................................... S-7
Use of Proceeds........................................... S-9                             PROSPECTUS SUPPLEMENT
Certain Terms of the Preferred Securities..................S-9
Certain Terms of the Guarantee............................S-12
Certain Terms of the Junior Subordinated
  Debentures..............................................S-13
United States Taxation....................................S-14
Underwriting..............................................S-18

                          PROSPECTUS

Available Information....................................... 3
Incorporation of Certain Documents by
  Reference...............................................   3
The Company................................................. 4
The Issuer.................................................. 4
Risk Factors................................................ 5
Recent Developments......................................... 8
Use of Proceeds............................................. 8                            Dillon, Read & Co. Inc.
Earnings Ratios............................................. 9                           Dean Witter Reynolds Inc.
Description of Preferred Securities......................... 9                           A.G. Edwards & Sons, Inc.
Description of Guarantee................................... 20                            PaineWebber Incorporated
Description of Junior Subordinated Debentures.............. 22                       Prudential Securities Incorporated
Relationship Among the Preferred Securities,                                                 Smith Barney Inc.
  the Junior Subordinated Debentures
  and the Guarantee........................................ 32
Plan of Distribution....................................... 33                                      , 1996
Legal Opinions............................................. 34
Experts.....................................................34
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